Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-107863, 333-75367, and 333-140189 on Form S-8 of our report dated December 13, 2007, relating to the consolidated financial statements of Catapult Communications Corporation and subsidiaries as of and for the year ended September 30, 2007.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
December 2, 2008